Exhibit 99.1

FOR IMMEDIATE RELEASE:

JAVELIN PHARMACEUTICALS FILES FORM 10-K FOR 2005

Cambridge, MA, April 17, 2006 -- Javelin Pharmaceuticals, Inc (OTC BB: JVPH) today filed its Form 10-K for the fiscal year ended December 31, 2005.

Javelin had previously released preliminary unaudited financial results for the 2005 fiscal year, and announced an extension to file Form 10-K pending completion of an independent counsel inquiry into the credibility of statements made by a former employee regarding Company accounting matters. After completion of the inquiry, independent counsel determined that there was no credible evidence that the Company or any of its officers or directors had committed any illegal act or any material violation of all applicable federal or state securities or similar laws concerning the matters they reviewed.

None of the audited financial results that appear in the Form 10-K have changed from what the Company had previously reported on an unaudited basis.

Dr. Daniel B. Carr, Chief Executive Officer of the Company, stated “we are pleased with, but not surprised by, the conclusions reached by the independent counsel. Management's commitment to achieving the highest levels of integrity in serving as officers of a public company and to complying with the highest standards of corporate governance have only been reinforced as a result of this independent investigation. Two-thousand-and-five was a very productive year for Javelin and we are very excited about our prospects for 2006."

About Javelin:
With corporate headquarters in Cambridge, MA, Javelin applies innovative proprietary technologies to develop new drugs and improved formulations of existing drugs to target unmet and underserved medical needs in the pain management market. For additional information, please visit the website at www.javelinpharmaceuticals.com.

Forward-looking Statement
Some of the statements included in this press release, particularly those anticipating future financial performance, clinical and business prospects for our lead drug candidates Dyloject™, Rylomine™ and PMI-150, growth and operating strategies and similar matters, may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Among the factors that could cause our actual results to differ materially are the following: our ability to successfully complete cost-effective clinical trials for the drug candidates in our pipelines, including Dyloject™, Rylomine™ and PMI-150; we may not be able to meet anticipated development timelines for Dyloject™, Rylomine™ and PMI-150 due to recruitment, clinical trial results, manufacturing capabilities or other factors; and other risk factors identified from time to time in our reports filed with the Securities and Exchange Commission. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not intend to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at http://www.javelinpharmaceuticals.com. The information in our website is not incorporated by reference into this press release and is included as an inactive textual reference only.

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Contacts: June Gregg Javelin Pharmaceuticals, Inc. (212) 554-4550 jgregg@javelinpharmaceuticals.com	Bryan P. Murphy LaVoie Group (781) 596.0200 x105 bmurphy@lavoiegroup.com

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